Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Third Quarter 2011 Results

Third Quarter 2011 Net Sales Were Up 10.7% Versus the Same Period Last Year

Earnings per Share of $(0.04) Consistent with Management Expectations

Company's Point-of-Sale Results Significantly Outpaced the Masstige Category During the Last 12 Weeks

AZUSA, CA (November 3, 2011) - Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three months ended September 30, 2011.

Results for the Third Quarter of 2011

Net sales for the third quarter of 2011 were $15.9 million versus $14.3 million in the third quarter of 2010, an increase of 10.7%. The net sales growth was driven by a high single digit percentage increase in the gross sales of color cosmetics, as well as gross sales associated with the Company's launch of its skin care line at Wal-Mart.

The Company also noted that its products achieved 11% point-of-sale growth over the last twelve weeks versus the year ago period, whereas the overall masstige color cosmetics category only grew 3%, both per AC Nielsen food, drug and mass dollar sales data as of October 1, 2011. This made Physicians Formula the fastest-growing masstige color cosmetics brand in dollar sales among the major five brands in food, drug and mass over the last twelve weeks.

Ingrid Jackel, Chairwoman and CEO of Physicians Formula stated, “We are pleased with our third quarter results. 2011 has been a year in which we significantly increased our investments to raise brand awareness and trial, and we believe the strategy is working well. Our top-line and point-of-sale results were very strong in the third quarter, which we believe were driven by the investments we made.”

Gross margin for the third quarter of 2011 improved to 49.7% of net sales versus 47.3% in the prior year period. The Company noted that the improvement in gross margin was primarily driven by positive product mix, lower usage of air freight to bring in raw materials and components, and lower excess and obsolete inventory charges.

Selling, general and administrative expenses (“SG&A”) were $8.3 million for the third quarter of 2011 versus $6.9 million for the prior year period, an increase of $1.4 million. The primary driver of the increase in SG&A expenses was $1.0 million in higher planned consumer marketing expense.

The Company's spending to increase brand awareness was $3.1 million higher in the third quarter of 2011 than the third quarter of 2010. This $3.1 million was composed of $2.1 million in increased consumer and trade promotion spending and $1.0 million in advertising-relating consumer marketing expenses. The promotional spending is captured as a deduction from gross sales when calculating net sales while the advertising-related spending is an increment to the Company's reported SG&A. The impact of this $3.1 million is approximately $0.10 of earnings per diluted common share, net of tax.

Given the costs of these incremental brand investments this quarter, the Company posted a net loss for the third quarter of 2011 of $(0.5) million, or $(0.04) per common share. This compares to net loss of $(0.4) million, or $(0.03) per common share for the third quarter of 2010, before the investment strategy was implemented.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for the third quarter of 2011, as calculated by its lenders in the Company's credit agreements, was $1.1 million, which is $1.0 million lower than the $2.1 million of Adjusted EBITDA in the third quarter of 2010. The decline in Adjusted EBITDA was also driven by the costs of the Company's investment strategy, as noted above. Adjusted EBITDA is reconciled to the net loss in the financial tables at the end of this press release.

Ms. Jackel continued, “As expected, the increased brand investments in the third quarter versus a year ago led us to generate lower

EPS and Adjusted EBITDA, but we are already seeing that these investments are driving strong top-line growth. We believe this was a necessary first step towards anticipated attractive growth and profitability in 2012.”

Liquidity Considerations

Net cash provided by operating activities for the third quarter of 2011 was $4.5 million. As of September 30, 2011, net debt was $7.7 million, which was comprised of $0.2 million of line of credit borrowings and $7.9 million of subordinated long-term debt, net of $0.4 million of cash and cash equivalents.

During the third quarter of 2010, net cash provided from operating activities was $3.2 million. As of September 30, 2010, total net debt was $10.1 million, which was comprised of $4.1 million of line of credit borrowings, and $7.4 million of subordinated long-term debt, net of $1.4 million of cash and cash equivalents.

As of September 30, 2011, the availability on the line of credit was $13.2 million. The Company also noted that it was in compliance with all of its financial covenants at the end of the third quarter.

The Company noted that it intends to complete its previously announced refinancing of the subordinated debt with Mill Road Capital by November 15, 2011. Please consult the Form 8-K the Company filed with the SEC on October 6, 2011 for details on this refinancing.

Outlook

The Company reiterates that it expects net sales to grow in the low single digits versus 2010. Given its performance to date, the Company believes that calendar year 2011 loss per share will be less than previously projected. The Company now projects that the loss per common share will be at the more favorable end of the $(0.04) and $(0.14) guidance range, before the impact of one-time costs associated with the upcoming refinancing of the subordinated debt. These one-time costs are estimated to be equivalent to $(0.06) per common share in the fourth quarter of 2011. Net cash from operating activities is expected to be positive for the year.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, November 3, 2011. Participants may access the call by dialing (877) 407-3982 (domestic) or (201) 493-6780 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Thursday, November 17, 2011. To access the replay, please dial (877) 870-5176 (domestic) or (858) 384-5517 (international), conference #381055.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 25,700 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management's expectations regarding the Company's refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company's ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
NET SALES	$15,870	$14,335	$57,876	$58,062
COST OF SALES	7,988	7,554	29,631	30,326
GROSS PROFIT	7,882	6,781	28,245	27,736
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,297	6,898	27,150	24,173
(LOSS) INCOME FROM OPERATIONS	(415)	(117)	1,095	3,563
INTEREST EXPENSE, NET	606	578	1,832	1,850
OTHER EXPENSE (INCOME)	43	(25)	30	(13)
(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(1,064)	(670)	(767)	1,726
(BENEFIT) PROVISION FOR INCOME TAXES	(527)	(250)	(353)	260
NET (LOSS) INCOME	$(537)	$(420)	$(414)	$1,466

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.04)	$(0.03)	$(0.03)	$0.11
Diluted	$(0.04)	$(0.03)	$(0.03)	$0.10

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,605,675	13,589,668	13,595,473	13,589,668
Diluted	13,605,675	13,589,668	13,595,473	14,405,760

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$382	$110
Accounts receivable, net	15,765	24,394
Inventories	24,322	23,305
Prepaid expenses and other current assets	1,139	2,234
Income taxes receivable	1,473	294
Deferred tax assets, net	7,200	7,649
Total current assets	50,281	57,986

PROPERTY AND EQUIPMENT, NET	2,797	3,056
OTHER ASSETS, NET	5,348	5,480
INTANGIBLE ASSETS, NET	30,927	32,251
TOTAL ASSETS	$89,353	$98,773

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,259	$9,061
Accrued expenses	1,339	2,834
Trade allowances	6,449	6,293
Sales returns reserve	6,886	10,700
Income taxes payable	—	535
Line of credit borrowings	206	1,406
Total current liabilities	21,139	30,829

DEFERRED TAX LIABILITIES, NET	8,289	8,738
RELATED PARTY LONG-TERM DEBT	7,890	7,525
OTHER LONG-TERM LIABILITIES	652	503
Total liabilities	37,970	47,595

STOCKHOLDERS' EQUITY:
Series A preferred stock	—	—
Common stock	136	136
Additional paid-in capital	62,549	61,930
Accumulated deficit	(11,302)	(10,888)
Total stockholders' equity	51,383	51,178
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$89,353	$98,773

PHYSICIANS FORMULA HOLDINGS, INC.
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Unaudited)
(In thousands)

Pursuant to our credit agreements, Adjusted EBITDA is defined as net income (loss) before depreciation, amortization, interest expense, income taxes, goodwill and intangible asset impairment charges, stock-based compensation and non-cash inventory obsolescence charges.

Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with comparable GAAP measures, is useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way that management views financial results. Management believes Adjusted EBITDA is useful as a supplemental measure of the Company's financial results because it removes costs not related to the Company's operating performance. Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release. With the exception of net interest expense and the provision (benefit) for income taxes, the reconciling items are components within cost of sales and selling, general and administrative expenses on the Company's accompanying condensed consolidated statements of operations.

A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net (loss) income	$(537)	$(420)	$(414)	$1,466
Plus:
Depreciation and amortization	1,284	1,117	3,712	3,343
Interest expense, net	606	578	1,832	1,850
(Benefit) provision for income taxes	(527)	(250)	(353)	260
EBITDA	826	1,025	4,777	6,919
Stock-based compensation	217	313	596	927
Non-cash inventory obsolescence charges	82	744	284	1,095
Adjusted EBITDA	$1,125	$2,082	$5,657	$8,941

(FACE/F)

Contact:    Anne Rakunas
ICR, Inc.
(310) 954-1100